EXHIBIT 1
                                                                      ---------


                        Milbank, Tweed, Hadley & McCloy
                            1 Chase Manhattan Plaza
                           New York, New York  10005


                                       October 20, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

                  Re:  Transok, Inc.
                       Form U-1 Application

Dear Sirs:

            We refer to Amendment No. 2 to the Form U-1 Application, File No. 70-8519 (the "Amendment"), under the Public Utility Holding Company Act of
1935, as amended (the "Act"), filed by Transok, Inc. ("Transok"), an Oklahoma corporation and a wholly owned non-utility subsidiary of Central and South West Corporation, a Delaware corporation and a registered holding company and by certain subsidiaries of Transok. The Amendment relates to Transok's request for authority under the Act (i) to merge such subsidiaries into Transok and (ii) to transfer certain natural gas compression equipment from Transok to another of its subsidiaries (collectively, the "Transactions"). We have acted as special counsel for Transok in connection with the filing of the Amendment and, as such counsel, we are familiar with the corporate proceedings taken and to be taken by Transok in connection with the Transactions.

            We have examined originals, or copies certified to our satisfaction, of such corporate records of Transok, certificates of public officials, certificates of officers and representatives of Transok and other documents as we have deemed necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of Transok and other appropriate persons and statements contained in the Amendment.

            Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the Transactions are consummated in accordance with the Amendment, as it may be amended, and subject to the assumptions and conditions set forth below:

            1. All state laws applicable to the Transactions will have been complied with.

            2. The Transactions will not violate the legal rights of the holders of any securities issued by Transok or any associate company thereof.

            The opinions expressed above are subject to the following assumptions or conditions:

                  a. The Transactions shall have been duly authorized and approved to the extent required by state law by the Board of Directors of Transok.

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Amendment to become effective.

                  c. The Transactions shall be in accordance with any required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect.

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  e. All legal matters incident to the Transactions shall be satisfactory to us, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions pertaining to the Transactions in which we are not admitted to practice.

            We hereby consent to the use of this opinion as an exhibit to the Amendment.

                                       Very truly yours,


                                       /s/ MILBANK, TWEED, HADLEY & MCCLOY
                                       Milbank, Tweed, Hadley & McCloy

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